Exhibit 4.6

ADMINISTAFF, INC.

DIRECTORS COMPENSATION PLAN

May 5, 1998

ADMINISTAFF, INC.
DIRECTORS COMPENSATION PLAN

Table of Contents

Page
SECTION 1. DEFINITIONS	1
SECTION 2. ADMINISTRATION	1
SECTION 3. PARTICIPANTS	2
SECTION 4. BENEFITS	2
SECTION 5. GENERAL PROVISIONS	2

May 5, 1998

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ADMINISTAFF, INC.
DIRECTORS COMPENSATION PLAN

PREAMBLE

     WHEREAS, Administaff, Inc. (the “Company”) desires to adopt the Administaff, Inc. Directors Compensation Plan (the “Plan”) in order to promote the interests of the Company by encouraging Directors (as defined below) to acquire or increase their equity interests in the Company and to provide a means whereby such persons may develop a sense of proprietorship and personal involvement in the development and financial success of the Company;

     NOW, THEREFORE, the Company hereby adopts the Plan as set forth herein, effective as of January 1, 1998.

ARTICLE 1

DEFINITIONS

     For purposes of the Plan, the following terms shall have the meanings indicated:

     1.1 Board means the Board of Directors of the Company.

     1.2 Committee means the Compensation Committee of the Board.

     1.3 Common Stock means the common stock, par value $.01 per share, of the Company.

     1.4 Compensation means the Participant’s annual retainer and any meeting fees for each regular and special meeting (other than telephonic meetings) and any fees earned by the Participant for chairing committee meetings during the applicable Plan Year.

     1.5 Director means a member of the Board who is not also an employee of the Company or a subsidiary thereof.

     1.6 Fair Market Value means, as applied to a specific date, the closing sale price of the Common Stock on the immediately preceding date as reported in the NYSE-Corporate Transactions by The Wall Street Journal for such date or, if no Common Stock was traded on such date, on the next preceding date on which Common Stock was so traded.

     1.7 Participant means each Director who elects in writing to participate in the Plan.

     1.8 Treasury Stock means issued shares of Company Stock that are held by the Company.

ARTICLE 2

ADMINISTRATION

     2.1 Administration. The Plan shall be administered by the Committee. The Committee shall have the complete authority and power to interpret the Plan, prescribe, amend and rescind rules relating to its administration,

May 5, 1998

determine a Participant’s right to a payment and the amount of such payment, and to take all other actions necessary or desirable for the administration of the Plan. All actions and decisions of the Committee shall be final and binding upon all persons.

ARTICLE 3

PARTICIPANTS

     3.1 Participants. Each Director shall be eligible to be a Participant.

ARTICLE 4

BENEFITS

     4.1 Stock Compensation. Each Director may elect, prior to the date that the Compensation would otherwise be paid to such Director in cash, to receive all such Compensation in shares of Company Stock. The number of shares of Company Stock to be paid to an electing Director shall be determined by dividing the Director’s Compensation to be paid on such date by the Fair Market Value of the Company Stock on the applicable date, with any fractional share paid in cash. Notwithstanding the foregoing, however, payment in shares of Company Stock may only be made by the Company with shares of Treasury Stock. In the event the number of shares of Treasury Stock is insufficient on any date to make all such payments provided for in this Section 4.1 in full, then all Directors who are entitled to receive shares of Company Stock on such date shall share ratably in the number of shares available and the balance of each such Director’s Compensation shall be paid in cash. An individual Director’s ratable share shall be calculated by dividing such Director’s eligible Compensation applicable to such payment by the total of all electing Directors’ eligible Compensation applicable to such payment. An election to receive payment of Compensation in Company Stock rather than in cash shall be made in such manner as the Committee may from time to time prescribe.

ARTICLE 5

GENERAL PROVISIONS

     5.1 Termination and Amendment. The Board may from time to time amend, suspend or terminate the Plan, in whole or in part; provided, however, no amendment, suspension or termination of the Plan may impair the right of a Participant to receive any benefit accrued hereunder prior to the effective date of such amendment, suspension or termination.

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     5.2 Compliance with Securities Laws. It is the intention of the Company that, so long as any of the Company’s equity securities are registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, this Plan shall be operated in compliance with Section 16(b) thereof.

     5.3 Applicable Law. Except to the extent preempted by applicable federal law, the Plan shall be construed and governed in accordance with the laws of the State of Delaware.

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